EX-21.1 LIST OF SUBSIDIARIES

Subsidiaries of QuantRx Biomedical Corporation
As of December 31, 2008

	Organized Under Laws of:	Percentage of Voting Power
FluoroPharma, Inc.	Delaware	57.78%